ARTICLES OF MERGER

OF

PHILADELPHIA MORTGAGE NEWCO, INC.
a Minnesota corporation

WITH AND INTO

THUNDERBALL ENTERTAINMENT, INC.
a Minnesota corporation

To the Secretary of State
State of Minnesota:

THE UNDERSIGNED, Ronald E. Eibensteiner, as the Chief Executive Officer of Thunderball Entertainment, Inc., a Minnesota corporation (the "Surviving Corporation"), and Quinton Hamilton, as the President of Philadelphia Mortgage Newco, Inc., a Minnesota corporation (the "Merging Company"), hereby certify as follows:

1. Attached hereto is the Agreement and Plan of Merger for the merger of the Merging Company with and into the Surviving Corporation, which has been duly adopted by the board of directors of the Merging Company and the board of directors of the Surviving Corporation. These Articles of Merger, together with the attached Agreement and Plan of Merger, shall constitute one single document.

2. The Agreement and Plan of Merger have also been authorized and approved by the shareholders of the Merging Company and the Surviving Corporation.

3. The name of the Surviving Corporation shall be Thunderball Entertainment, Inc.

4. The merger shall be effective as of the filing of these Articles of Merger with the Minnesota Secretary of State.

IN WITNESS WHEREOF, the undersigned President of the Merging Company and the Chief Executive Officer of the Surviving Corporation have executed this document on behalf of their respective entities on this 12th day of May, 2005.

MERGING COMPANY:

PHILADELPHIA MORTGAGE NEWCO, INC.
a Minnesota corporation

Quinton Hamilton
President

SURVIVING CORPORATION:

THUNDERBALL ENTERTAINMENT, INC.
a Minnesota corporation

Ronald E. Eibensteiner
Chief Executive Officer